EXHIBIT 99.1

Via Renewables, Inc. Names David Bill III to Board of Directors

HOUSTON, TX / ACCESSWIRE / November 18, 2024 / Via Renewables, Inc. (“Via Renewables” or the “Company”) (NASDAQ: VIASP), an independent retail energy services company, announced today that David Bill III has been appointed to the Company’s Board of Directors, effective November 18, 2024, 5 p.m. CST as an independent director. He will serve as a Class I director and will join the Audit Committee. Additionally, the Company announced the departure of Kenneth Hartwick from its Board of Directors, effective November 18, 2024, 5 p.m. CST.  Mr. Hartwick’s departure is not due to any disagreement with the Company.

“We are thrilled to have David join our Board and look forward to his valued input. David brings extensive leadership experience to the Board. We believe his experience will complement our business very well,” said Keith Maxwell, Via’s CEO and Chairman of the Board. “We would also like to express our sincere gratitude to Kenneth Hartwick for his dedicated service and significant contributions to Via. His expertise and wisdom have been invaluable in shaping our company’s growth and success.”

“I’m excited to join Via’s Board of Directors. I believe my professional experience and history align well with the leadership and vision required to be an effective Board member of Via,” said David Bill III. “I look forward to supporting the organization’s continued innovation and success.”

About David Bill III:

A graduate of the United States Naval Academy, The Naval Postgraduate School and the Royal Naval Staff College, RADM Bill served over 32 years of active duty as a Naval Surface Warfare Officer. He held increasing positions of responsibility aboard various surface ships, culminating in command of USS Mahan (DDG 42), USS Mobile Bay (GG 53), USS Wisconsin. (BB 64) , and the USS ENTERPRISE Battle Group as Commander Cruiser Destroyer Group Twelve.

RADM Bill’s operational experience included combat in the Mekong Delta during the Viet Nam War. He completed 150 combat patrols as a patrol officer on River Patrol Boats in 1968-69. As Commanding Officer of USS Mahan, he was Sector Anti-Air Warfare Commander during the 1986 Gulf of Sidra operations against Libya. During the first Gulf War in 1991, RADM Bill was responsible for coordinating the launch of the Tomahawk missiles from the Persian Gulf, and providing fire support for coalition ground operations while commanding the USS Wisconsin.

RADM Bill held significant positions of responsibility ashore as Operations Officer and Deputy Commander of the Atlantic Fleet, and as Deputy Commander of Naval Forces in Europe, where he was responsible for planning and supporting various joint operations, including US Naval support of coalition operations in the Balkans 1996-98.

RADM Bill is the recipient of the Distinguished Service Medal; seven Legions of Merit (one with Combat V); three Bronze Stars (two with Combat V); the Purple Heart; two Meritorious Service Medals; and the Combat Action and the Joint Services Commendation Medals.

Since retiring form the Navy, RADM Bill has been Executive Director of a property development company; a faculty member at the Naval Postgraduate School; Executive Director of the Naval Postgraduate School Foundation; CEO of two private sector companies; and as a Director on the boards of two private companies.

About Via Renewables, Inc.

Via Renewables, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity under our well-established and well-regarded brands, including Spark Energy, Major Energy, Provider Power, and Verde Energy. Headquartered in Houston, Texas, Via Renewables currently operates in 20 states and serves 103 utility territories. Via Renewables offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Via Renewables Investor Relations website at ViaRenewables.com. Investors are urged to monitor our website regularly for information and updates about the Company.

Contact: Via Renewables, Inc.

Investors:

Stephen Rabalais, 832-200-3727

Media:

Kira Jordan, 832-255-7302